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                                   Exhibit 21

                                Subsidiaries of
                                  eSpeed, Inc.

Name:                                   Place of Incorporation or Organization:
----                                    --------------------------------------

eSpeed Securities, Inc.                 Delaware
eSpeed Government Securities, Inc.      Delaware
eSpeed Markets, Inc.                    Delaware
eSpeed International Limited            England and Wales
eSpeed (Australia) Pty Limited          New South Wales, Australia
eSpeed (Canada), Inc.                   Nova Scotia
eSpeed (Japan) Limited                  Japan